EXHIBIT (4)(B):  FORM OF RIDER FOR THE ULTRANUUITY SERIES V VARIABLE ANNUITY

                       INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider is attached to and made a part of the policy to qualify the policy as an Individual Retirement Annuity under the Internal Revenue Code of 1986, as amended, (the Code). Where the provisions of this rider and those of the policy disagree, the provisions of the rider will apply. This rider replaces any rider Individual Annuity Retirement rider previously issued.



                                   AMENDMENTS

OWNERSHIP
---------

The policy is established for the exclusive benefit of the Owner and his or her beneficiaries. The Owner is the Annuitant of the policy and may exercise all rights under the policy during his or her lifetime. The Owner's rights to benefits under the policy are nonforfeitable.

ASSIGNMENTS
-----------

The policy may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation. To the extent permitted by law, benefits payable under this policy will be exempt from the claims of creditors.

PREMIUMS (Also called purchase payments or contributions in the policy)
--------

Premiums under the policy must be paid in cash. Premiums may not exceed $2,000 for any taxable year except for:

    (a) rollover contributions (as permitted by section 402(c), 403(a)(4), 403(b)(8) or 408(d) of the Code); or
    (b)  a contribution  made in accordance with a Simplified  Employee  Pension
         (SEP) as described in section 408(k) of the Code.

MATURITY DATE
-------------

In no event may the maturity date, either as stated on page 3 of the policy or as later changed, be a date:

    (a)  prior to the date the Owner attains age 59 1/2; or
    (b) after the first day of the Owner's taxable year in which the Owner attains age 70 1/2.

REQUIRED DISTRIBUTION
---------------------

Not withstanding any provision of the policy to the contrary, the Owner's entire interest in the policy will be distributed or begin to be distributed by the April 1 following the calendar year in which the Owner reaches age 70 1/2 (the required beginning date). For each succeeding year, a distribution must be made on or before December 31. Distribution of the entire interest in the policy shall be made in a single sum payment or over:

    (a) the life of the owner; or
    (b) the lives of the Owner and his or her named beneficiary; or
    (c) a period certain not extending beyond the life expectancy of the Owner; or
    (d) the joint life and last survivor expectancy of the Owner and his or her named beneficiary.

Periodic payments must be made at intervals of no longer than one year. Payments must be either non-increasing or may increase only as provided in Q&A F-3 of section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

Distributions under this Required Distribution provision shall be made in accordance with the minimum distribution requirements of section 408(b)(3) of the Code and regulations thereunder. This includes the incidental death benefit requirement of section 401(a)(9)(G) of the Code and the incidental death benefit requirement of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. All of these Code sections and regulations are herein incorporated by reference.

Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Owner by the time distributions are required to begin, life expectancies will be recalculated annually. This election will be irrevocable by the Owner and will apply to all later years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of the beneficiary during the calendar year in which the Owner reaches age 70 1/2. Payments for later years will be calculated based on that life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

The Owner will elect prior to the required beginning date a form of distribution that satisfies this Required Distribution provision.

DISTRIBUTION UPON OWNER'S DEATH
-------------------------------

If the Owner dies after distributions have begun, the remaining portion of the Owner's interest, if any, will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death.

If the Owner dies before distribution of this or her interest begins, distribution of the entire remaining interest in the policy shall be completed by December 31 of the year containing the fifth anniversary of the Owner's death. However, to the extent that the Owner elects or, if the Owner has not so elected, his or her named beneficiary elects, distribution will be made in accordance with one of the following methods:

1. If the Owner's interest is payable to a named beneficiary, the entire remaining interest in the policy may be distributed:

    (a) over the life of the named beneficiary; or
    (b) over a period certain not greater than the life expectancy of the named beneficiary. Payment must begin on or before December 31 of the calendar year immediately following the calendar year in which the Owner died.

2. If the named beneficiary is the Owner's surviving spouse, the entire remaining interest in the policy may be distributed:

    (a) over the life of the surviving spouse; or
    (b) over a period certain not greater than the life expectancy of the surviving spouse. Payment must begin on or before the later of:
        (1) December 31 of the calendar year immediately following the calendar year in which the Owner died; or
        (2) December 31 of the year in which the Owner would have reached age 70 1/2.

3. If the named beneficiary is the Owner's surviving spouse, the spouse may elect to treat the policy as his or her own IRA. This election is made if the surviving spouse makes:

    (a) a regular IRA contribution to the policy;  or
    (b) makes a rollover to or from the policy; or
    (c) fails to elect a distribution under this provision.

Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies will be recalculated annually. This election will be irrevocable by the surviving spouse and will apply to all later years. In the case of any other named beneficiary, life expectancies will be calculated using the attained age of the beneficiary during the calendar year in which distributions are required to begin under this provision. Payments for later years will be calculated based on that life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

Distributions under this provision are considered to have begun:

    (a) if distributions are made on account of the Owner reaching his or her required beginning date; or
    (b) if, prior to the required beginning date, distributions irrevocably begin to an individual over a period permitted and in an annuity form acceptable under section 1.401(a)(9) of the Proposed Income Tax Regulations.

ALTERNATIVE METHOD OF DISTRIBUTION
----------------------------------

An individual may satisfy the minimum distribution requirements under sections 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the Owner of two or more IRAs may use the 'alternative method' described in Notice 88-38, 1988-1 C.B.
524. This method satisfies the minimum distribution requirements described above.

NOTICE TO COMPANY
-----------------

The Owner shall notify us of the reason for any partial or total withdrawal. The Owner or beneficiary is solely responsible for determining that premiums and distributions under this policy satisfy applicable tax requirements.

ANNUAL REPORT
-------------

We will furnish annual calendar reports concerning the status of the policy.

AMENDMENT RIGHT
---------------

This rider may be amended by the Company to qualify the policy as an Individual Retirement Annuity under the Internal Revenue Code of 1986, as amended, and applicable rules and regulations. Any such amendment may be made effective the date of issue of the policy.

GENERAL
-------

This rider is part of the policy to which it is attached. It is subject to all of the policy provisions which are not inconsistent with the rider provisions.



                                               Companion Life Insurance Company


                                               /S/--------------------------
                                                  Daniel R. Varone

                                               Secretary